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                                                                    EXHIBIT 99.7

                                   SCHEDULE I [NAME OF OPTIONEE] TO SELSIUS SYSTEMS INC.
                         NONQUALIFIED STOCK OPTION AWARD


                                Vesting Schedule

        "Vested Option Shares" means only that percentage of the number of shares of Stock subject to the Option as to which the Option becomes exercisable following completion of the month of service for the Company indicated in the schedule below.

Percentage of Shares                       Months of Service
Which are Vested Option Shares             after Grant Date
------------------------------             ----------------
0%                                                0 up to 12

33%                                               12

plus an additional 2.78%                   each additional
                                           month thereafter

Notwithstanding the foregoing Vesting Schedule, the Option shall become fully vested and exercisable during the Option Period if and when the Optionee retires on or after age 65 or if a Change of Control occurs after the 12th month following the Grant Date. If a Change of Control occurs prior to the 12th month following the Grant Date, the Option shall be vested in that percentage equal to the quotient of the Optionee's months of service following the Grant Date divided by 24.

--------------

        1. Construction. (a) For purposes of the Vesting Schedule, Optionee shall be granted a month of service for each consecutive month following the Grant Date and during which Optionee continues, at all times, to provide service to the Company or a Subsidiary.

        (b) The right of Optionee to vest in Stock shall cease upon the termination of his or her service to the Company or Subsidiary, whether by reason of death, Disability or otherwise and, thereafter, no further shares shall become Vested Option Shares; and the Option shall be exercisable during the Option Period specified in the Award.